February 25, 2008

JPMorgan Trust I

245 Park Avenue

New York, New York 10167

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the “Amendment”) to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") for the purposes of updating the financial information of the JPMorgan Asia Equity Fund, JPMorgan China Region Fund, JPMorgan Emerging Markets Equity Fund, JPMorgan Global Focus Fund, JPMorgan India Fund, JPMorgan International Equity Fund, JPMorgan International Opportunities Fund, JPMorgan International Realty Fund, JPMorgan International Value Fund, JPMorgan Intrepid European Fund, JPMorgan Intrepid International Fund, JPMorgan Intrepid Japan Fund (formerly the JPMorgan Japan Fund), JPMorgan Latin America Fund, JPMorgan Russia Fund, JPMorgan Tax Aware Core Equity Fund, JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Diversified Equity Fund, JPMorgan Tax Aware Enhanced Income Fund, JPMorgan Tax Aware Large Cap Growth Fund, JPMorgan Tax Aware Real Return Fund, JPMorgan Tax Aware Short-Intermediate Income Fund, JPMorgan Tax Aware U.S. Equity Fund, JPMorgan International Currency Income Fund, JPMorgan Strategic Appreciation Fund, JPMorgan Strategic Preservation Fund, JPMorgan Market Neutral Fund, Highbridge Statistical Market Neutral Fund, JPMorgan International Value SMA Fund, and JPMorgan Tax Aware Real Return SMA Fund (the "Funds") and making certain other changes.

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and non-assessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

ROPES & GRAY LLP

February 25, 2008

Very truly yours,

/s/ Ropes & Gray

Ropes & Gray LLP